EXHIBIT 3.1

                                 Law Offices of
                             CHAPMAN AND CUTLER LLP

             111 West Monroe Street, Chicago, Illinois  60603-4080

Theodore S. Chapman         Telephone (312) 845-3000              New York
1877-1943                   Facsimile (312) 701-2361
                                   chapman.com                    Salt Lake City
Henry E. Cutler
1879-1959                                                         San Francisco





                                October 27, 2009


Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado  80132


     Re:                 Advisors Disciplined Trust 435

Ladies and Gentlemen:

     We have served as counsel for Advisors Disciplined Trust 435 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated October 27, 2009 (the "Indenture") among Advisors Asset Management, Inc., as depositor, supervisor and evaluator (the "Depositor") and The Bank of New York Mellon, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the securities listed in the schedule to the Indenture with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units (the "Units") of fractional undivided interest in and ownership of the trust of the Fund (the "Trust"), created under said Indenture.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Indenture and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

          2. The certificates evidencing the Units in the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of such Fund and the Depositor in accordance with the terms thereof and such Units, when issued and delivered in accordance




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     with the Indenture against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-162003) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                Very truly yours,



                                CHAPMAN AND CUTLER LLP

MJK/mdd



















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